UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. *)


                                THE MORGAN GROUP
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    617358106
               ---------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 13 Pages

-----------------------
CUSIP No. 617358106
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         John L. Keeley, Jr.; Social Security No.: ###-##-####
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                21,550
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           21,550
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         21,550
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.7%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IA
================================================================================


____________________
* Based on an aggregate of 1,246,907 shares outstanding as of October 29, 1999.


                                Page 2 of 13 Pages

-----------------------
CUSIP No. 617358106
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Keeley Asset Management Corp.; Tax I.D. No.: 36-3160361
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                55,000
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           55,000
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         55,000
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         4.4%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IA
================================================================================


____________________
* Based on an aggregate of 1,246,907 shares outstanding as of October 29, 1999.


                                Page 3 of 13 Pages

-----------------------
CUSIP No. 617358106
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Kamco Performance Limited Partnership; Tax I.D. No.: 36-3645043
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                9,500
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           9,500
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,500
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.8%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
================================================================================


____________________
* Based on an aggregate of 1,246,907 shares outstanding as of October 29, 1999.


                                Page 4 of 13 Pages

-----------------------
CUSIP No. 617358106
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Kamco Limited Partnership No. 1; Tax I.D. No.: 36-3528572
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                11,000
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           11,000
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,000
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.9%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
================================================================================


____________________
* Based on an aggregate of 1,246,907 shares outstanding as of October 29, 1999.


                                Page 5 of 13 Pages

-----------------------
CUSIP No. 617358106
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         John L. Keeley, Jr. Foundation; Tax I.D. No.: 36-3865180
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                2,200
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           2,200
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,200
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.2%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
================================================================================


____________________
* Based on an aggregate of 1,246,907 shares outstanding as of October 29, 1999.


                                Page 6 of 13 Pages

-----------------------
CUSIP No. 617358106
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Keeley Investment Corp.; Tax I.D. No.: 35-2891284
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                3,950
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           3,950
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,950
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.3%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
================================================================================


____________________
* Based on an aggregate of 1,246,907 shares outstanding as of October 29, 1999.


                                Page 7 of 13 Pages

-----------------------
CUSIP No. 617358106
-----------------------


          This Schedule 13G is being filed by the undersigned as an amendment to the Schedule 13D, which was originally filed on October 25, 1993 with regard to The Morgan Group, Inc. (the "Issuer").

     Item 1(a).     Name of Issuer:
     ---------      --------------

                    The Morgan Group, Inc.

     Item 1(b).     Address of Issuer's Principal Executive Offices:
     ---------      -----------------------------------------------

                    2746 Old U.S. 20 West
                    Elkhart, Indiana 46515-1168

     Item 2(a).     Name of Person Filing:
     ----------     ----------------------

                    The  persons filing this Schedule 13G are:

                    (i)  John L. Keeley, Jr.

                    (ii) Keeley Asset Management Corp.

                    (iii) Kamco Performance Limited Partnership

                    (iv) Kamco Limited Partnership No. 1

                    (v)  John L. Keeley, Jr. Foundation

                    (vi) Keeley Investment Corp.

     Item 2(b).     Address of Principal Business Office or, if none, Residence:
     ---------      -----------------------------------------------------------

                    (i)-(vi) 401 South LaSalle Street
                             Chicago, Illinois  60605

     Item 2(c).     Citizenship:
     ---------      -----------

                    (i)  John L. Keeley, Jr. is a citizen of the United States.

                    (ii) Keeley   Asset   Management   Corp.   is  an   Illinois
                         corporation.

                    (iii)Kamco  Performance  Limited  Partnership is an Illinois
                         corporation.

                    (iv) Kamco  Limited   Partnership   No.  1  is  an  Illinois
                         corporation.

                    (v)  John  L.  Keeley,   Jr.   Foundation   is  an  Illinois
                         corporation.

                    (vi) Keeley Investment Corp. is an Illinois corporation.

     Item 2(d).     Title of Class of Securities:
     ---------      ----------------------------

                    Class A Common Stock

     Item 2(e).     CUSIP Number:
     ---------      ------------

                    617358106


                               Page 8 of 13 Pages

     Item 3.        If this statement is filed pursuant to Rules 13d-1(b), or
     -------        ---------------------------------------------------------
                    13d-2(b) or (c), check whether the person filing is a:
                    -----------------------------------------------------
                      Not Applicable.

                    [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                    [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                    [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                    [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                    [ ]  An  investment   adviser  in  accordance   with  ss.
                         240.13d-1(b)(1)(ii)(E).

                    [ ]  An  employee   benefit  plan  or   endowment   fund  in
                         accordance with ss. 240.13d-1(b)(1)(ii)(F).

                    [ ]  A  parent   holding   company  or  control   person  in
                         accordance with ss. 240.13d-1(b)(1)(ii)(G).

                    [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    [ ]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

     Item 4.        Ownership
     -------        ---------

                    John L. Keeley, Jr.
                    ------------------

                    (a)  Amount Beneficially Owned: 21,550

                    (b)  Percent of Class: 1.7%

                    (c)  Number of shares as to which such person has:

                        (i)  sole power to vote or to direct the vote: 21,550

                        (ii) shared power to vote or to direct the vote:  -0-

                        (iii)sole power to dispose or to direct the disposition
                               of:  21,550

                        (iv) shared  power to dispose  or to direct the
                               disposition of:  -0-

                    Keeley Asset Management Corp.
                    ----------------------------

                    (a)  Amount Beneficially Owned: 55,000

                    (b)  Percent of Class: 4.4%

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote: 55,000

                         (ii) shared power to vote or to direct the vote: -0-

                         (iii)sole power to dispose or to direct the disposition
                               of:  55,000

                    (iv) shared  power to dispose  or to direct the  disposition of: -0-


                               Page 9 of 13 Pages

                    Kamco Performance Limited Partnership
                    -------------------------------------

                    (a)  Amount Beneficially Owned: 9,500

                    (b)  Percent of Class: 0.8%

                    (c)  Number of shares as to which such person has:

                        (i)  sole power to vote or to direct the vote: 9,500

                        (ii) shared power to vote or to direct the vote: -0-

                        (iii)sole power to dispose or to direct the disposition
                               of:  9,500

                        (iv) shared  power to dispose  or to direct the
                               disposition of:  -0-

                    Kamco Limited Partnership No. 1
                    -------------------------------

                    (a)  Amount Beneficially Owned: 11,000

                    (b)  Percent of Class: 0.9%

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote: 11,000

                         (ii) shared power to vote or to direct the vote: -0-

                         (iii)sole power to dispose or to direct the disposition
                                of: 11,000

                         (iv) shared  power to dispose  or to direct the
                                disposition of: -0-

                    John L. Keeley, Jr. Foundation
                    ------------------------------

                    (a)  Amount Beneficially Owned: 2,200

                    (b)  Percent of Class: 0.2%

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote: 2,200

                         (ii) shared power to vote or to direct the vote: -0-

                         (iii)sole power to dispose or to direct the disposition
                                of:  2,200

                         (iv) shared  power to dispose  or to direct the
                                disposition of:  -0-

                    Keeley Investment Corp.
                    ----------------------

                    (a)  Amount Beneficially Owned: 3,950

                    (b)  Percent of Class: 0.3%

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote: 3,950

                         (ii) shared power to vote or to direct the vote: -0-

                         (iii)sole power to dispose or to direct the disposition
                                of:  3,950

                         (iv) shared  power to dispose  or to direct the
                                disposition of:  -0-


                              Page 10 of 13 Pages

     Item 5.        Ownership of Five Percent or Less of a Class.
     -------        --------------------------------------------

                    Not applicable.

     Item 6.        Ownership of More than Five Percent on Behalf of Another
     ------         --------------------------------------------------------
                    Person.
                    ------

                    Not applicable.

     Item 7.        Identification and Classification of the Subsidiary Which
     ------         ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company.
                    ---------------

                    Not applicable

     Item 8.        Identification and Classification of Members of the Group.
     ------         ---------------------------------------------------------

                    Not applicable

     Item 9.        Notice of Dissolution of Group.
     ------         ------------------------------

                    Not applicable

     Item 10.       Certification.
     -------        -------------

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer to the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                    Exhibits.   1.   Agreement to file Schedule 13G jointly.
                    --------


                              Page 11 of 13 Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated this 4th day of February, 2000.


/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr.

KEELEY ASSET MANAGEMENT CORP.



/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr., President

KAMCO PERFORMANCE LIMITED PARTNERSHIP



/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr., General Partner

KAMCO LIMITED PARTNERSHIP NO. 1



/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr., General Partner

JOHN L. KEELEY, JR. FOUNDATION



/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr., President and Treasurer

KEELEY INVESTMENT CORP.



/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr., President


                              Page 12 of 13 Pages

                            EXHIBIT 1 TO SCHEDULE 13G
                            -------------------------

          John L. Keeley, Jr., Keeley Asset Management Corp., Kamco Performance Limited Partnership, Kamco Limited Partnership No. 1, John L. Keeley, Jr. Foundation and Keeley Investment Corp. agree that, unless differentiated, this
Schedule 13G is filed on behalf of each of the parties.

          Dated this 4th day of February, 2000.



/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr.

KEELEY ASSET MANAGEMENT CORP.


/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr., President

KAMCO PERFORMANCE LIMITED PARTNERSHIP


/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr., General Partner

KAMCO LIMITED PARTNERSHIP NO. 1


/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr., General Partner

JOHN L. KEELEY, JR. FOUNDATION


/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr., President and Treasurer

KEELEY INVESTMENT CORP.


/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr., President



                              Page 13 of 13 Pages